    As filed with the Securities and Exchange Commission on February 22, 2000
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               ------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               ------------------


                                EQUITY ONE, INC.
             (Exact name of registrant as specified in its charter)


                               ------------------


                MARYLAND                                 52-1794271
      (State or Other Jurisdiction                    (I.R.S. Employer
   of Incorporation or Organization)                Identification No.)


                                                       CHAIM KATZMAN
                                                  CHAIRMAN, PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER
                                                      EQUITY ONE, INC.
     1600 N.E. MIAMI GARDENS DRIVE               777 17TH STREET, PENTHOUSE
    NORTH MIAMI BEACH, FLORIDA 33179             MIAMI BEACH, FLORIDA 33139
           (305) 947-1664                              (305) 538-5488
  (Address, Including Zip Code, and               (Name, address, including
Telephone Number, Including Area Code,         zip code, and telephone number,
     of Registrant's Principal                  including area code, of agent
         Executive Offices)                             for service)

                          Copies of communications to:
                               GARY EPSTEIN, ESQ.
                             JEFFREY OSHINSKY, ESQ.
                             GREENBERG TRAURIG, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                                 (305) 579-0500

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

                               -------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------ --------------------- --------------------- ---------------------
                                                                               PROPOSED MAXIMUM
                                                           AMOUNT TO BE       AGGREGATE OFFERING        AMOUNT OF
                                                            REGISTERED             PRICE(1)          REGISTRATION FEE
------------------------------------------------------ --------------------- --------------------- ---------------------
Common Stock, $0.01 par value per share............         1,500,000             $14,859,375             $3,923
====================================================== ===================== ===================== =====================

-------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

                               -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated February 22, 2000
PROSPECTUS

                                EQUITY ONE, INC.
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                                1,500,000 SHARES
                                  COMMON STOCK

                            -------------------------

         Equity One, Inc., a Maryland corporation, is a fully integrated real estate investment trust that owns, acquires, develops and operates primarily supermarket anchored shopping centers in the State of Florida. With this prospectus, we are offering participation in our Dividend Reinvestment and Stock Purchase Plan to record holders of our outstanding shares of common stock. The Dividend Reinvestment and Stock Purchase Plan is a simple, convenient and low-cost means of investing in our common stock.

                                 PLAN HIGHLIGHTS

         o You may participate in the Plan if you currently own shares of our common stock.

         o Once you are enrolled in the Plan, you may buy additional common shares by automatically reinvesting all or a portion of the cash dividends paid on your shares of common stock. To participate in the dividend reinvestment feature of the Plan, you must hold and elect to reinvest the dividends on a minimum of 100 common shares.

         o Once you are enrolled in the Plan, you may buy additional shares of common stock by making optional cash investments of $100 to $5,000 per month. In certain instances, however, we may permit greater optional cash investments.

         o Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the Plan, you will continue to receive cash dividends, if and when authorized by our board of directors and declared by us in the usual manner.

         Our shares of common stock are traded on the New York Stock Exchange under the ticker symbol "EQY." The closing price of our common stock on February 17, 2000 was $9.875 per share.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
        COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR HAS DETERMINED IF THIS PROSPECTUS IS ADEQUATE OR ACCURATE. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

    INVESTING IN OUR COMMON SHARES INVOLVES RISKS. POTENTIAL INVESTORS SHOULD CONSIDER THE INFORMATION PRESENTED UNDER OUR DISCUSSION OF "RISK FACTORS"
                              BEGINNING ON PAGE 6.



                The date of this Prospectus is February _, 2000.

                                TABLE OF CONTENTS



                                                                        PAGE
                                                                        ----

Summary of the Plan.................................................      2
Where You Can Find More Information.................................      4
Special Note Regarding Forward-Looking Statements...................      5
Risk Factors........................................................      6
Terms and Conditions of the Plan....................................     14
Information About Equity One, Inc...................................     32
Use of Proceeds.....................................................     32
Plan of Distribution................................................     32
Legal Matters.......................................................     33
Experts.............................................................     33


                         ------------------------------


         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

         You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospectus may have changed since that date.

                               SUMMARY OF THE PLAN

         The following summary of our Dividend Reinvestment and Stock Purchase Plan may omit certain information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan.

ENROLLMENT:                   You can participate in the Plan if you currently
                              own shares of our common stock by completing and submitting the enclosed authorization form. You may also obtain an authorization form from the Plan's administrator, American Stock Transfer &
                              Trust Company. Please see Question 6 set forth in
                              "Terms and Conditions of the Plan" for more detailed information.

REINVESTMENT OF
DIVIDENDS:                    You can reinvest cash dividends paid on all or a
                              portion of your common shares. You will be able to purchase additional shares of common stock by reinvesting your dividends without paying fees. To participate in the dividend reinvestment feature of the Plan, you must hold and elect to reinvest the dividends on a minimum of 100 shares of common stock. Subject to the restrictions in our charter on transfer and ownership of common stock described in Question 16 "Tax Considerations," the reinvestment of cash dividends paid on your common shares is not subject to a maximum limit. Please see Question 6 for more detailed information.

OPTIONAL CASH
INVESTMENTS:                  After you are enrolled in the Plan, you can buy
                              additional shares of common stock without paying fees. You can invest a minimum of $100 up to a maximum of $5,000 in any one month. Under certain circumstances, we may approve a written request to waive the $5,000 per month maximum investment amount. Investments of less than $100 and exceeding $5,000, unless we have granted a waiver, will be returned to the participant without interest. Please see Question 6 for more detailed information.

ADMINISTRATION:               American Stock Transfer & Trust Company, a
                              registered transfer agent, initially will serve as the administrator of the Plan. You should send all correspondence with the Administrator to: American
                              Stock Transfer & Trust Company, 40 Wall Street,
                              46th floor, New York, NY 10005. You may call the
                              Administrator at 877-253-6850, or you can send a written request by facsimile to 718-234-1440.
                              Please see Question 4 for more detailed
                              information.

SOURCE OF COMMON
SHARES: The Administrator of the Plan will either purchase shares of common stock directly from us as newly issued shares of common stock, in the open market or in privately negotiated transactions with third parties, at our discretion. Please see Question 8 for more detailed information.

PURCHASE PRICE:               Under the Plan, with respect to reinvested
                              dividends and optional cash investments of $5,000 or less, the purchase price for shares of our common stock that the Administrator purchases directly from us initially will equal 100% of the average of the daily high and low sales price for a share of our common stock reported by the New
                              York Stock Exchange on the applicable investment date or, if no trading occurs in shares of our common stock on the applicable investment date, the average of the daily high and low sales prices for the first trading day immediately preceding the investment date for which trades are reported.
                              Please see Question 8 for more detailed
                              information.

                              With respect to optional cash investments of greater than $5,000, the purchase price for newly issued shares of our common stock that the Administrator purchases directly from us initially will equal 100% of the average of the daily high and low sales prices of our common stock reported by the New York Stock Exchange for the trading day relating to each investment date, or if no trading occurs in shares of our common stock on such trading day, the average of the daily high and low sales prices for the first trading day immediately preceding the investment date for which trades are reported. We may elect to offer a discount in connection with a waiver of the $5,000 optional cash investment limit. Please see Question 8 for more detailed information.

                              The purchase price for common shares purchased in the open market or in privately negotiated transactions with third parties will equal the price paid for such shares on the relevant investment date. Please see Question 8 for more detailed information.

TRACKING YOUR
INVESTMENT:                   You will receive periodic statements of the
                              transactions made in your Plan account. These statements will provide you with details of the transactions and will indicate the share balance in your Plan account. Please see Question 14 for more detailed information.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under File No. 001-13499. You may read and copy any document in our public files at the SEC's offices at:

                     o         Judiciary Plaza
                               450 Fifth Street, N.W.
                               Room 1024
                               Washington, D.C. 20549,

                     o         500 West Madison Street
                               Suite 1400
                               Chicago, Illinois 60606

                               and

                     o         7 World Trade Center
                               Suite 1300
                               New York, New York 10048

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov through the SEC's electronic data gathering analysis and retrieval system, EDGAR. Our common stock is traded on the NYSE under the symbol "EQY."

         You may inspect any reports, proxy statements and other information we file with the NYSE at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information we incorporate by reference is an important part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us.

         o Our Annual Report on Form 10-K, as amended on Form 10-K/A, for the fiscal year ended December 31, 1998.

         o Our Quarterly Report on Form 10-Q, for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

         o The description of our common stock contained in our registration statement on Form 8-A, dated October 15, 1997.

         We will provide to you, without charge, a copy of any and all of the documents or information referred to above that we have incorporated by reference in this prospectus (other than exhibits to the documents unless those exhibits are specifically incorporated by reference into this prospectus). Requests for such copies should be directed to the following address:

                               Equity One, Inc.
                               1600 N.E. Miami Gardens Drive, Suite 200
                               North Miami Beach, Florida 33179
                               Attn:  Investor Relations Department
                               Telephone:  (305) 947-1664

         This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of that document.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus (including the information incorporated by reference) contains certain forward-looking statements within the meaning of federal securities law. Words such as "may", "will", "expect", "anticipate", "intend", "could", "estimate" or "continue" or other similar terms identify forward-looking statements. These forward-looking statements discuss our expectations or beliefs, concerning, among other things, industry performance, our operations, performance, financial condition, plans, growth and strategies. Although management believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve substantial risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those described in Risk Factors.

                                  RISK FACTORS

OUR SUCCESS IS HIGHLY DEPENDENT ON OUR ANCHOR TENANTS.

         ADVERSE DEVELOPMENTS IN THE BUSINESS OF WINN-DIXIE OR PUBLIX COULD NEGATIVELY AFFECT OUR BUSINESS.

         As of December 31, 1999, we leased 16.3%, 10.8% and 6.2% of our aggregate gross leasable area to Winn-Dixie, Publix and K-Mart, respectively. Winn-Dixie, Publix and K-Mart represented 12.1%, 8.4% and 3.5% of our aggregate yearly minimum rental revenues, respectively. Our financial condition, results of operations, liquidity, funds from operations and ability to make distributions to stockholders could be adversely affected if Winn-Dixie, Publix, K-Mart or any other anchor tenant of one of our shopping centers

         o  becomes insolvent or is the subject of bankruptcy proceedings;

         o  suffers a downturn in its business;

         o  becomes unable to pay its rent as it becomes due;

         o  does not renew its lease as it expires; or

         o  renews its lease at lower rental rates.

         ANCHOR TENANTS ARE CENTRAL TO THE FINANCIAL SUCCESS OF OUR SUPERMARKET CENTERS.

         Anchor tenants attract customers and occupy a large percentage of the gross leasable area of our supermarket centers. If an anchor tenant terminates the space, we must find another tenant to rent the space at the same rate to avoid losses. Even when the tenant vacates the space but continues to make rental payments, the loss of customer traffic may adversely affect the supermarket center. In addition, our leases with some other tenants permit lease termination or rent reduction if the center's anchor tenant closes its store or terminates its lease. Each of these developments could adversely affect our funds from operations and our ability to make expected distributions to stockholders.

         OUR IMPORTANT TENANTS ARE CONCENTRATED IN CERTAIN INDUSTRIES

         As of December 31, 1999, we leased 29.3% of our aggregate gross leasable area to supermarket anchor tenants and 4.7% of our aggregate gross leasable area to drugstore anchor tenants. These supermarket leases represented 22.9% of our aggregate yearly minimum rental revenues from current properties and these drugstore leases represented 4.3% of our aggregate yearly minimum rental revenues from current properties. An economic downturn in either of these industries or a change in the manner in which these industries conduct business could adversely affect our financial condition, results of operations, liquidity, funds from operations and our ability to make expected distributions to our stockholders.

CONCENTRATION OF OUR PROPERTIES IN FLORIDA CREATES A RISK OF A NEGATIVE IMPACT AS A RESULT OF ECONOMIC DOWNTURNS IN FLORIDA.

         All of our properties are located in Florida. A decline in the Florida economy, especially a decline which affects supermarket centers, will adversely affect our financial condition, results of operations, liquidity, funds from operations and our ability to make expected distributions to our stockholders.

WE MAY ENTER INTO NEW AND UNFAMILIAR MARKETS.

         Although our current focus is on the purchase and development of properties in Florida, we will continue to investigate and take advantage of perceived opportunities including the acquisition and development of properties outside Florida, with the same demographic characteristics as our existing properties. We will seek to acquire properties which offer us attractive and sustainable rates of return and other opportunities. We do not have the same level of familiarity in these markets as we do with the Florida markets. Our lack of experience in markets outside Florida could adversely affect our ability to acquire, develop, manage or lease properties in these markets.

OUR EXPERIENCE WITH CONSTRUCTION AND DEVELOPMENT MAY BE INSUFFICIENT TO EFFECTIVELY COMPETE.

         Our growth strategy has focused primarily on the acquisition and renovation of existing supermarket centers. In light of changing market conditions, we have modified our growth strategy toward development of vacant land and redevelopment of certain properties we already own. We have developed only the initial phase of one new supermarket center. Our relative inexperience in these activities may make it more difficult for us to construct, develop and redevelop supermarket centers successfully.

CONSTRUCTION COSTS AND OTHER CONTINGENCIES COULD ADVERSELY AFFECT OUR
PERFORMANCE.

         We intend to pursue construction and development activities as opportunities arise. These activities may include expanding and/or renovating properties or developing new sites. Expansion, renovation and development projects require significant expenditures of capital, and various government and other approvals. We may be unable to obtain the necessary approvals, or may only obtain them after delay and at substantial costs. We have policies to limit some of the risks associated with expansion, renovation and development, including the policy of initiating construction after securing commitments from anchor tenants. However, construction presents a number of risks, including:

         o construction costs may exceed original estimates, possibly making the property uneconomical;

         o occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable;

         o financing may not be available on favorable terms for development of a property; and

         o construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs.

DIFFICULTIES AND COSTS ASSOCIATED WITH RENTING UNLEASED SPACE AND SPACE TO BE VACATED IN FUTURE YEARS COULD ADVERSELY AFFECT OUR PERFORMANCE AND THE VALUE OF OUR PROPERTIES.

         Shopping centers, in particular, may be affected by changing perceptions of retailers or shoppers of the safety, convenience and attractiveness of the shopping center. Real estate values are also affected by government regulations, interest rate levels, the availability of financing and potential liability under and changes in environmental, zoning, tax and other laws. Because substantially all of our income and funds from operations is and will continue to be derived from rental income from real property, the inability of a significant number of our existing tenants to meet their rental obligations would adversely affect our funds from operations and our ability to make expected distributions to stockholders. Additionally, our inability to lease a significant amount of space in our properties on favorable terms would adversely affect our business and our ability to make expected distributions to stockholders. Accordingly, the value of our properties could decrease.

         Leases covering 204,132 square feet (representing 7.4% of our gross leasable area), will expire in the year 2000. No anchor tenant leases expire before 2002. Our ability to rent unleased or vacated space will be affected by many factors, including covenants in tenant leases restricting the use of other space at a property. If we are unable to re-let vacated space, our financial condition, results of operations, liquidity, funds from operations and our ability to make expected distributions to our stockholders could be adversely affected. We may incur substantial costs in obtaining new tenants, including leasing commissions, and in connection with completing improvements or repairs required by a new tenant.

COMPETITION COULD HARM OUR FINANCIAL PERFORMANCE.

         We face intense competition from

         o  commercial developers,

         o  real estate companies, and

         o  other owners of real estate

in seeking land for development, properties for acquisition, financing and tenants. Many of our competitors have longer operating histories, greater name recognition, and significantly greater financial and marketing resources than we have. We believe that because of these competitive factors, we will be unable to achieve our growth objectives exclusively through acquisitions and that we will need to develop or redevelop more properties. We have limited experience in developing properties. In addition, retailers at our properties face increasing competition from

         o  outlet malls,

         o  discount shopping clubs,

         o  direct mail,

         o  telemarketing sales,

         o  television shopping networks, and

         o  increased usage of internet shopping.

In the event that the use of online grocery shopping significantly increases, the business of our supermarket anchor tenants could be materially adversely affected which, in turn, could have an adverse effect on our financial condition and results of operations.

         We may not be able to acquire suitable properties and tenants for our properties in the future, which could have an adverse effect on our financial condition, results of operations, liquidity, funds from operations and our ability to make expected distributions to our stockholders.

BECAUSE REAL ESTATE INVESTMENTS ARE HIGHLY ILLIQUID, WE MAY NOT BE ABLE TO SELL PROPERTIES WHEN APPROPRIATE.

         Equity real estate investments are highly illiquid. This illiquidity will limit our ability to quickly vary our portfolio in response to changes in economic or other conditions. Additionally, most of our existing properties are supermarket centers. We presently do not intend to vary the types of real estate properties in our portfolio.

WE WILL BE SUBJECT TO ADVERSE CONSEQUENCES IF WE FAIL TO QUALIFY AS A REIT.

         We believe that we qualify as a REIT under the Internal Revenue Code. New legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. Qualification as a REIT involves the application of highly technical and complex provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. For example, at least 95.0% of our gross income in any year must be derived from qualifying sources and we must make distributions to stockholders aggregating annually at least 95.0% (90% starting January 1, 2000) of our REIT taxable income (excluding capital gains). We intend to make distributions to comply with the distribution provisions of the Internal Revenue Code. Our cash flows from operating activities and funds from operations may not be sufficient to enable it to pay our operating expenses and meet our distribution requirements

         If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate rates; we would not be allowed a deduction in computing our taxable income for amounts distributed to our stockholders. Also, under certain circumstances we would be ineligible for qualification as a REIT for the four taxable years following the year during which we lost our qualification. A disqualification would reduce our net earnings available for investment or distribution.

OUR FUTURE SUCCESS DEPENDS ON THE CONTINUED SERVICES OF OUR KEY MANAGEMENT PERSONNEL.

         One of the factors on which our continued success depends is the continued contributions of Chaim Katzman, our Chairman of the Board, President and Chief Executive Officer, and Doron Valero, our Executive Vice President and Chief Operating Officer. Pursuant to Mr. Katzman's employment agreement with us, Mr. Katzman is required to devote only so much of his business time, attention, skill and efforts as shall be required for the faithful performance of his duties. Presently, his significant other activities consist primarily of serving as the Chairman of the Board and Chief Executive Officer of Gazit-Globe (1982), Ltd., Inc., a public company whose securities are traded on the Tel Aviv Stock Exchange and whose primary activity is its substantial investment in us. Mr. Katzman is also the Chief Executive Officer of Gazit, Inc., the parent company of Gazit-Globe (1982), Ltd. Mr. Katzman currently also invests in and serves as the non-executive chairman of the board of real estate companies whose holdings include commercial properties in Canada and Israel. Mr. Valero currently serves as the president and director of several entities which own apartment properties in Miami Beach, Florida. The loss of the services of either Mr. Katzman or Mr. Valero could materially adversely affect our business and our ability to make expected distributions to our stockholders.

CONTROL BY OUR PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS COULD ADVERSELY AFFECT OUR STOCKHOLDERS.

         Our directors and executive officers and their affiliates beneficially own 69.2% of our outstanding common shares. Each of MGN (U.S.A.), Inc., Gazit-Globe (1982) Ltd. and Gazit (1995), Inc., stockholders which beneficially own an aggregate of 63.7% of our outstanding common shares, have advised us that they intend to reinvest all of the dividends paid on their common shares in additional shares pursuant to the Plan and may also make additional optional cash investments. These entities, acting together, currently have the ability to control all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially adversely affect the market price of the common stock.

WE MAY NOT BE ABLE TO MAKE EXPECTED DISTRIBUTIONS TO OUR STOCKHOLDERS.

         The Internal Revenue Code requires a REIT to distribute to its stockholders 95.0% of its taxable income (excluding capital gains). Distributions by us will be dependent on a number of other factors, including

         o  our financial condition,

         o  reinvestment of funds in properties,

         o  capital expenditures,

         o cash flow invested in the construction and development of properties which are not yet income producing, and

         o annual distribution requirements under the REIT provisions of the Internal Revenue Code.

Our failure to meet anticipated operating results could result in our inability to make projected distributions.

         Distributions to our stockholders will be based principally on cash available for distribution from our existing properties and properties acquired in the future. Increases in base rent under existing property leases or the payment of rent in connection with future acquisitions will increase our cash available for distribution. However, in the event of a default or a lease termination by a lessee, there could be a decrease or cessation of rental payments and thereby a decrease in our cash available for distribution. If cash available for distribution generated by our properties for any period is less than our estimate, or if such cash available for distribution decreases in future periods, our ability to make distributions would be adversely affected. Any failure to make expected distributions could result in a decrease in the market price of our common shares.

ENVIRONMENTAL LIABILITIES ARE POSSIBLE AND CAN BE COSTLY.

         The obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the costs of complying with future legislation, may be substantial and could effect our operating results. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with contamination. Environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances and whether or not such substances originated from the property. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property or properties properly, may adversely affect our ability to borrow by using such real property as collateral.

         We believe that the environmental studies conducted to date on our properties have not revealed significant environmental liabilities that would have a material adverse effect on our financial condition, results of operations, liquidity and funds from operations. However, we cannot be sure that the environmental studies that we have obtained reveal all environmental liabilities, that any prior owners of our property did not create any material environmental condition not known to us, or that a material environmental condition does not otherwise exist (or may not exist in the future). Tenants at our shopping centers and other properties include plant-on-premises dry cleaners, gasoline service stations and tire centers, photo development stores and other retailers which use hazardous substances in their businesses. Although our leases with theses tenants contain provisions intended to minimize the environmental risks and to shift the financial risks to the tenants, we may still incur liability for the existence or release of hazardous materials. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect us and our ability to pay amounts due on indebtedness and make distributions to our stockholders.

COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT CAN BE COSTLY.

         Under the Americans with Disabilities Act of 1990, or ADA, all public accommodation or commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. Although we believe that our existing properties are substantially in compliance with the present requirements of the ADA, we may incur additional costs in connection with such compliance in the future. Also, a number of additional federal, state and local laws and regulations exist that may require modifications to our properties, or affect certain future renovations thereof, with respect to access by disabled persons. Non-compliance with the ADA could result in the imposition of fines, an award of damages to private litigants, or an order to correct any non-complying feature. Under certain of our leases, the tenant is responsible for ensuring that the property complies with all laws and regulations, including the ADA. However, we may be required to make substantial capital expenditures to comply with this law. In addition, provisions of the ADA may impose limitations or restrictions on the completion of certain renovations and thus may limit the overall returns on our investments.

SCHEDULED DEBT PAYMENTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest, and the risk that indebtedness on our properties will not be refinanced at maturity or that the terms of such refinancing will not be as favorable as the terms of such indebtedness. Most of our existing mortgage indebtedness has an amortization schedule which results in substantial payments being due at maturity. If we are unable to refinance our indebtedness on acceptable terms, or at all, we might be forced to dispose of one or more of our properties upon disadvantageous terms, which might result in losses and might adversely affect our cash available for distribution.

         If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancings, our interest expense would increase, without a corresponding increase in our rental rates, which would adversely affect our cash flow and our ability to pay expected distributions to stockholders. Further, if one of our properties is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, or if we are in default under the related mortgage or deed of trust, such property could be transferred to the mortgagee, or the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to us. Foreclosure could also create taxable income without accompanying cash proceeds, thereby hindering our ability to meet the REIT distribution requirements under the Internal Revenue Code.

OUR BOARD OF DIRECTORS MAY DETERMINE TO CHANGE OUR POLICY REGARDING
INDEBTEDNESS.

         Our board of directors has adopted a policy to limit our indebtedness to the greater of approximately 60% of our total market capitalization (I.E., the market value of our issued and outstanding common shares, plus total debt) and the fair market value of our assets, but our charter and Amended and Restated Bylaws do not contain any limitation on the amount or percentage of indebtedness that we may incur. Our board of directors may, without your vote, alter or eliminate our current policy on borrowings at any time at its discretion. If this policy were changed, we could become more highly leveraged, resulting in an increase in debt service costs that could adversely affect our ability to make expected distributions stockholders and an increased risk of default on our obligations.

OUR BOARD OF DIRECTORS MAY CHANGE OUR INVESTMENT AND FINANCING POLICIES WITHOUT STOCKHOLDER APPROVAL.

         Our board of directors determines our investment and financing policies and our policies with respect to certain activities, including

         o  debt capitalization,

         o  growth,

         o  distributions,

         o  REIT status, and

         o  investment and operating policies.

Our board of directors has no present intention to amend or revise these policies. However, the board of directors may do so at any time without your approval. A change in these policies could adversely affect our financial condition, results of operations, cash flows and the amounts distributed to holders of our common shares.

MARKET INTEREST RATES MAY HAVE AN ADVERSE EFFECT ON THE PRICE OF OUR COMMON SHARES AND THE VALUE OF OUR REAL PROPERTY.

         The market price of our common shares will be affected by our annual distribution rate. Increasing market interest rates may lead prospective purchasers of our common shares to seek a higher annual distribution rate from their investments. An increase in market expectations or requirements would be likely to adversely affect the market price of the common shares. Likewise, increases in interest rates may have the affect of depressing the value (including the collateral value) of our existing properties.

UNINSURED LOSSES MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

         We believe that our comprehensive liability, fire, flood, extended coverage and rental loss insurance respecting our properties are within policy specifications and insured limits customarily carried for similar properties. We believe that the insurance currently carried on the existing properties is adequate and in accordance with industry standards. However, certain types of losses (such as from hurricanes) may become uninsurable, or the cost of insuring against such losses may not be economically justifiable. Should an uninsured loss occur, we could lose both our invested capital in and anticipated revenues from the property, and would continue to be obligated to repay any recourse mortgage indebtedness on the property. This risk may be intensified by the fact that our existing properties are clustered in certain target markets within the State of Florida, making it likely that a natural disaster in any such market could affect a number of our existing properties.

ANTI-TAKEOVER PROVISIONS COULD PREVENT OR DELAY A CHANGE OF CONTROL.

         Provisions of our charter and Amended and Restated Bylaws and Maryland law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

YEAR 2000 COMPLICATIONS MAY DISRUPT OUR OPERATIONS AND HARM OUR BUSINESS.

         The "Year 2000 Issue" is the result of computer programs that were written using two digits rather than four to define the applicable year. If our computer programs with date-sensitive functions are not Year 2000 compliant, they may recognize a date "00" as the Year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, inability to interchange information with connecting railroads or engage in similar normal business activities.

         As of the date of this offering memorandum, we have not experienced any immediate adverse impact on our operations from the transition to the Year 2000. We cannot assure you that our operations have not been affected in a manner that is not yet apparent or in a manner that will arise in the future. In addition, certain computer programs that were date sensitive to the Year 2000 may not have been programmed to process the Year 2000 as a leap year, and negative effects from this remain unknown. As a result, we will continue to monitor our Year 2000 compliance and the Year 2000 compliance of our suppliers and customers. However, we do not anticipate any Year 2000 problems that are reasonably likely to have a material adverse effect on our operations.

                        TERMS AND CONDITIONS OF THE PLAN

         The following constitutes our Dividend Reinvestment and Stock Purchase Plan, as in effect beginning February 22, 2000. All references in this prospectus to "common stock" or "common shares" refers to shares of our common stock, par value $.01 per share.

PURPOSE

1.       WHAT IS THE PURPOSE OF THE PLAN?

         The primary purpose of the Plan is to give our stockholders a convenient and economical way to purchase our common stock and to reinvest all or a portion of their cash dividends in additional shares of common stock. A secondary purpose of the Plan is to provide us with an economical way to raise additional capital for general corporate purposes through sales of common stock to our existing stockholders under the Plan.

PARTICIPATION OPTIONS

2.       WHAT ARE MY INVESTMENT OPTIONS UNDER THE PLAN?

         Once enrolled in the Plan, you may buy shares of common stock through any of the following investment options:

         o FULL DIVIDEND REINVESTMENT. You may reinvest cash dividends paid on all of your shares of common stock to purchase additional shares of common stock if you have at least 100 shares of common stock in your Plan account. This option also permits you to make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock.

         o PARTIAL DIVIDEND REINVESTMENT. You may reinvest cash dividends paid on a specified number of your shares of common stock held in certificate form, provided you have at least 100 common shares in your Plan account. However, you must elect to reinvest the dividends on at least 100 common shares. In addition, dividends on all shares of common stock held in your Plan account will be reinvested. We will continue to pay you cash dividends on the remaining shares of common stock held in stock certificate form, when and if authorized by our board of directors and declared by us. This option also permits you to make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock.

         o OPTIONAL CASH INVESTMENTS. You may make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock. You may request, and in certain instances we will approve, a waiver permitting you to make optional cash investments in an amount greater than $5,000 per month. See Question 10 to learn how to request such a waiver.


BENEFITS AND DISADVANTAGES

3.       WHAT ARE THE BENEFITS AND DISADVANTAGES OF THE PLAN?

         BENEFITS

         Before deciding whether to participate in the Plan, you should consider the following benefits of participation in the Plan:

         o Except for costs related to your voluntary selling of shares of common stock or withdrawal from the Plan, there are no costs associated with the Plan that you must pay. Therefore, you will no longer need to pay brokerage commissions or service fees to purchase shares of common stock through the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A for a detailed description of the costs for which you will be responsible.

         o You will get the convenience of having all or a portion of your cash dividends automatically reinvested in additional shares of common stock. Since the Administrator will credit fractional shares of common stock to your Plan account, you will receive full investment of your dividends and optional cash investments.

         o You will have the option of having your stock certificates held for safekeeping by the Administrator, protecting against loss, theft or destruction of the certificates representing your shares of common stock.

         o You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your Plan account, including purchases, sales and latest balances.

         o You will have the flexibility of making optional cash investments of $100 to $5,000 in any one month to buy additional shares of common stock. You may make these optional cash investments on a regular or occasional basis.

         o At any time, you may direct the Administrator to sell or transfer all or a portion of the shares of common stock held in your Plan account. You will be responsible for any trading fees associated with the sale.

         DISADVANTAGES

         Before deciding whether to participate in the Plan, you should consider the following disadvantages of participation in the Plan:

         o We may not offer a discount on purchases of common stock made through dividend reinvestments or optional cash investments, although we reserve the right to offer any such discount in the future.

         o Without giving you prior notice, we may direct the Administrator to buy shares of common stock under the Plan either directly from us, in the open market or in privately negotiated transactions with third parties.

         o Your reinvestment of cash dividends will result in you being treated for federal income tax purposes as having received a dividend on the dividend payment date, to the extent of our earnings and profits attributable to the distribution to you. The dividend may give rise to a liability for the payment of income tax without providing you with immediate cash to pay such tax when it becomes due.

         o You may not know the actual number of shares of common stock that the Administrator of the Plan buys for your account until after the applicable Investment Date (as defined in Question 8).

         o Because the Administrator of the Plan will buy shares of common stock for your account at an average price per share, the price paid for such shares on any date may be greater than the price at which shares of common stock are then trading.

         o Because the Administrator of the Plan may sell shares only once per week, sales of shares of common stock held in your Plan account may be delayed.

         o We will not pay interest on funds that we hold pending reinvestment or investment.

         o You may not pledge shares of common stock deposited in your Plan account unless you withdraw those shares from the Plan.

ADMINISTRATION

4.       WHO WILL ADMINISTER THE PLAN?

         ADMINISTRATOR. American Stock Transfer & Trust Company or another entity we may designate, will serve as the Administrator of the Plan. The Administrator

         o  acts as your agent;

         o  keeps records of all Plan accounts;

         o  sends your account statements to you;

         o buys and sells, on your behalf, all shares of common stock under the Plan; and

         o  performs other duties relating to the Plan.

You should send all correspondence with the Administrator to:

                  American Stock Transfer & Trust Company
                  40 Wall Street, 46th floor
                  New York, NY 10005
                  Telephone:  (877) 253-6850
                  Facsimile:  (718) 234-1440

         SUCCESSOR ADMINISTRATOR. We may replace the Administrator with a successor Administrator at any time. The Administrator may resign as Administrator of the Plan at any time. In either such case, we will appoint a successor Administrator, and we will notify you of such change.


PARTICIPATION

         For purposes of this section, we have based our responses upon the method by which you hold your shares of common stock. Generally, you either are a record owner or a beneficial owner. You are a record owner if you own shares of common stock in your own name. You are a beneficial owner if you own shares of common stock that are registered in a name other than your own; for example, if the shares are held in the name of a broker, bank or other nominee. If you are a record owner, you may participate directly in the dividend reinvestment portion of the Plan, provided you own at least 100 common shares. If you are a beneficial owner, you will have to either coordinate your participation in the Plan through the broker, bank or other nominee in whose name your common shares are held or become a record owner by:

         o directing your bank, broker or other nominee in whose name your shares are held to transfer at least one common share to your name, following which you may enroll in the Plan directly and submit an optional cash investment sufficient to increase your Plan account balance to at least 100 common shares; or

         o instructing your broker, bank or other nominee in whose name your shares are held to transfer at least one hundred common shares into your name.

5.       WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

         You may participate in the Plan if you meet the following requirements:

         MINIMUM OWNERSHIP INTEREST. You may directly join the Plan if you are a registered holder of common stock. If you are a beneficial owner of shares of common stock and wish to participate in the Plan, you should either (1) direct your broker, bank or other nominee in whose name your shares are held to transfer at least one share of common stock to your name, or (2) arrange with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf.

         There is no minimum requirement as to the number of shares of common stock that you must hold in your Plan account in order to participate in the optional cash investment portion of the Plan. However, if you wish to reinvest all or a portion of your dividends, you must hold at least 100 shares of common stock in your Plan account.

         NON-TRANSFERABILITY OF RIGHT TO PARTICIPATE. You may not transfer your right to participate in the Plan to another person.

         FOREIGN LAW RESTRICTIONS. You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or resident. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the Plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

         EXCLUSION FROM PLAN FOR SHORT-TERM TRADING. You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of the common stock. In such case, we may prevent you from participating in the Plan.

         EXCLUSION FROM PLAN AT OUR ELECTION. Notwithstanding any other provisions in this prospectus, we reserve the right to prevent you from participating in the Plan for any reason. It is in our sole discretion to exclude you from participation in the Plan.


ENROLLMENT

6.       HOW DO I ENROLL IN THE PLAN?

         If you are eligible to participate in the Plan, you may join the Plan at any time. Once you enroll in the Plan, you will remain enrolled until you withdraw from the Plan or we terminate the Plan or your participation in the Plan.

         THE AUTHORIZATION FORM. To enroll and participate in the Plan, you must complete the enclosed Authorization Form and mail it to the Administrator of the Plan at the address set forth in Question 4. If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the Authorization Form. If you are eligible to participate in the Plan, you may sign and return the Authorization Form to participate in the Plan at any time.

         If you are a beneficial owner of common stock and wish to enroll and participate in the Plan, you may do so in one of the following ways:

         a) Request your broker, bank or other nominee in whose name your shares are held to complete and sign a Broker and Nominee Form (please see the "Broker and Nominee Form" below for more information), or

         b) Instruct your broker, bank or other nominee in whose name your shares are held to transfer at least one common share to your name, following which you may enroll in the Plan directly and submit an optional cash investment sufficient to increase your Plan account balance to at least 100 shares of common stock, or

         c) Instruct your broker, bank or other nominee in whose name your shares are held to transfer at least 100 shares of our common stock to your name, following which you may enroll in the Plan directly.

         CHOOSING YOUR INVESTMENT OPTION. When completing the Authorization Form, you should choose one or more of the following three investment options:

         o FULL DIVIDEND REINVESTMENT. This option directs the Administrator to reinvest the cash dividends paid on all of the shares of common stock owned by you then or in the future in additional shares of common stock. To participate in the full dividend reinvestment feature of the Plan you must hold a minimum of 100 shares of common stock in your Plan account. This option also permits you to make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock, as noted below.

         o PARTIAL DIVIDEND REINVESTMENT. This option directs the Administrator to reinvest cash dividends paid on a specified number of shares of common stock then owned by you in stock certificate form plus all dividends on shares of our common stock held in your Plan account. We will continue to pay you cash dividends on the remaining shares of common stock owned by you in stock certificate form, when and if authorized by our board of directors and declared by us. To participate in the partial dividend reinvestment feature of the Plan, you must own a minimum of 100 shares of common stock in stock certificate form, and you must elect to reinvest the dividends on at least 100 shares of such common stock. This option also permits you to make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock, as noted below.

         o OPTIONAL CASH INVESTMENTS. This option permits you to make optional cash investments from $100 to $5,000 per month to buy additional shares of common stock. We will continue to pay you cash dividends, when and if authorized by our board of directors and delcared by us, on the shares of common stock owned by you then or in the future, unless you designate such shares for reinvestment pursuant to the Plan, as noted above.

         You should choose your investment option by checking the appropriate option(s) on the Authorization Form. If you sign and return an Authorization Form without checking an option, the Administrator will choose the "Full Dividend Reinvestment" option and will reinvest all cash dividends on all shares of common stock registered in your name, provided you are the registered holder of at least 100 shares of common stock. If you are not the registered holder of at least 100 shares of common stock, the Administrator will choose the "Optional Cash Investments" option, provided you have enclosed an amount between $100 and $5,000. If you select both Full and Partial Dividend Reinvestment, the Administrator will choose the "Full Dividend Reinvestment" option, provided you are the registered holder of at least 100 shares of common stock.

         The Administrator automatically will reinvest all cash dividends paid on all shares of common stock that you have designated for participation in the Plan until you indicate otherwise or withdraw from the Plan, or until we terminate the Plan. If you have elected to have your dividends reinvested, we will pay to the Administrator dividends on all shares of common stock held in your Plan account. The Administrator will credit the common stock purchased with your reinvested dividends to your Plan account.

         CHANGING YOUR INVESTMENT OPTION. You may change your investment option by completing and signing a new Authorization Form and returning it to the Administrator of the Plan. The Administrator must receive any such change at least three (3) business days before the record date for a dividend payment in order for the change to become effective for that dividend payment. The Administrator also must receive any change in the number of shares of common stock that you have designated for partial dividend reinvestment at least three
(3) business days before the record date for a dividend payment in order to reinvest for the new number of shares on the next Investment Date.

         THE BROKER AND NOMINEE FORM. If you are a beneficial owner of shares of common stock and wish for your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf, such broker, bank or other nominee in whose name your shares are held must complete and submit the enclosed Broker and Nominee Form. The Broker and Nominee Form provides the only means by which a broker, bank or other nominee in whose name your common shares are held, may make optional cash investments on your behalf. Your broker, bank or other nominee in whose name your common shares are held must submit a Broker and Nominee Form to the Administrator each time such broker, bank or other nominee in whose name your common shares are held transmits optional cash investments on your behalf. You, your broker, bank or other nominee in whose name your common shares are held may request a Broker and Nominee Form at any time by contacting the Administrator at the address set forth in Question 4. Prior to submitting a Broker and Nominee Form, your broker, bank or other nominee in whose name your common shares are held must have submitted a completed Authorization Form on your behalf. The Administrator must receive the Broker and Nominee Form and appropriate instructions at least three (3) business days before the applicable Investment Date or the optional cash investment will not be invested until the following Investment Date.

7.       WHEN WILL MY PARTICIPATION IN THE PLAN BEGIN?

         The date on which the Administrator receives your properly completed Authorization Form will determine the date on which the Administrator will buy shares of common stock for your account. If you choose either the full or partial dividend reinvestment option, the Administrator will begin to reinvest dividends on the Investment Date after receipt of your Authorization Form, provided it receives such Authorization Form at least three (3) business days before the record date set for the related dividend payment.

         If you choose the "Optional Cash Investments" option and wish to invest $5,000 or less in any one month, the Administrator will purchase shares of common stock for you on the Investment Date after receipt of both your Authorization Form and the funds to be invested, provided it receives such Authorization Form and funds on or before the close of business on the third business day immediately preceding such Investment Date. If the Administrator receives your Authorization Form and funds for optional cash investment after the third business day indicated above but before the Investment Date, then the Administrator will hold your funds, without interest, for investment on the next Investment Date. Please refer to Question 10 if you wish to invest more than $5,000.

         Once you enroll in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan or we terminate the Plan or your participation in the Plan.

PURCHASES

8. HOW ARE SHARES PURCHASED UNDER THE PLAN?

         SOURCE OF THE SHARES OF COMMON STOCK. The Administrator will use all dividends reinvested through the Plan and all optional cash investments to buy either shares of common stock directly from us, on the open market or in privately negotiated transactions with third parties, or any combination thereof, at our discretion. Shares of common stock purchased directly from us will consist of authorized but unissued shares of common stock at the time of such purchase.

         INVESTMENT DATES. When the Administrator purchases shares of common stock from us, such purchases shall be made on the "Investment Date" in each month. If the Administrator is buying shares of common stock directly from us through dividend reinvestment or optional cash investments of $5,000 or less, then the Investment Date will occur on either (1) the dividend payment date during any month in which we pay a cash dividend or (2) the last trading day (as defined below) of any month in which we do not pay a cash dividend.

         If the Administrator is buying shares of common stock directly from us through an optional cash investment of greater than $5,000 pursuant to a request for waiver (see Question 10 for how to obtain such a waiver), then there will be fifteen (15) Investment Dates, each of which will occur on a separate day on which the New York Stock Exchange is open for business in a Pricing Period (as defined in the next paragraph), with one-fifteenth (1/15) of your optional cash investment being invested on each such day, subject to the qualifications set forth under "Minimum Waiver Price" in Question 10 below.

         The "Pricing Period" is the period encompassing the fifteen consecutive trading days ending on either (1) the dividend payment date during any month in which we pay a cash dividend or (2) the last trading day of any month in which we do not pay a cash dividend. A "trading day" is a day on which trades in our common shares are reported on the NYSE. See "Calendar of Expected Events--Optional Cash Investments of Greater than $5,000" attached as Exhibit B to this Prospectus for a list of the expected Pricing Period commencement and conclusion dates.

         If the Administrator is buying shares of common stock for the Plan through open market or privately negotiated transactions, then the Administrator will reinvest dividends or make optional cash investments as soon as is practical after the applicable Investment Date.

         DIVIDEND PAYMENT DATES. We historically have paid dividends on or about the last business day of each March, June, September and December. In the past, record dates for dividends have preceded the dividend payment dates by approximately two weeks. We cannot assure you that we will continue to pay dividends according to this schedule, and nothing contained in the Plan obligates us to do so. Neither we nor the Administrator will be liable when conditions, including compliance with the provisions of our charter and the rules and regulations of the SEC, prevent the Administrator from buying shares of common stock or interfere with the timing of such purchases.

         We pay dividends as and when authorized by our board of directors and declared by us. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future dividends.

         PRICE OF SHARES OF COMMON STOCK. If the Administrator purchases shares of common stock directly from us, then with respect to reinvested dividends and optional cash investments of $5,000 or less, the Administrator will pay a price equal to 100% of the average of the daily high and low sales price for a share of common stock reported by the NYSE on the applicable Investment Date, or, if no trading occurs in shares of common stock on the applicable Investment Date, the first trading day immediately preceding the Investment Date for which trades are reported, computed to four decimal places.

         If the Administrator purchases shares of common stock directly from us, then with respect to optional cash investments of greater than $5,000, the Administrator will pay a price equal to 100% of the average of the daily high and low sales prices of our common stock reported by the NYSE for the trading day relating to each Investment Date, or, if no trading occurs in shares of common stock on such trading day, the first trading day immediately preceding the Investment Date for which trades are reported, computed to four decimal places. We may elect to offer a discount in connection with a waiver of the $5,000 optional cash investment limit.

         If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the Administrator will pay a price equal to the weighted average purchase price paid by the Administrator for the shares, computed to four decimal places. The Administrator will purchase such shares as soon as is practical on or after an Investment Date.

         NUMBER OF SHARES TO BE PURCHASED. If you elect to participate in the Plan by reinvesting your dividends, the Administrator will invest for you the total dollar amount equal to the sum of (1) the dividend on all shares of common stock, including fractional shares, held in your Plan account for which you have requested dividend reinvestment, and (2) any optional cash investments to be made as of that Investment Date. Subject to restrictions contained in our charter on transfer and ownership of common shares described in Question 16
"Tax Considerations," there is no limit on the number of common shares you may purchase through dividend reinvestment. If you elect to make only optional cash investments, the Administrator will invest for you the total dollar amount equal to any optional cash investments to be made as of that Investment Date. As of any Investment Date, the Administrator will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price, computed to the fourth decimal place. The Administrator will deduct from the amount to be invested for you any amount that we are required to deduct for withholding tax purposes.

         ADMINISTRATOR'S CONTROL OF PURCHASE TERMS. With respect to purchases of common stock that the Administrator makes under the Plan, the Administrator, or a broker that the Administrator selects, will determine the following:

         o  the exact timing of open market purchases;

         o the number of shares of common stock, if any, that the Administrator purchases on any one day or at any time of that day;

         o the prices for the shares of common stock that the Administrator pays;

         o  the markets on which the Administrator makes the purchases; and

         o the persons, including brokers and dealers, from or through which the Administrator makes such purchases.

         COMMINGLING OF FUNDS. When making purchases for an account under the Plan, the Administrator may commingle your funds with those of other investors participating in the Plan.

9.       HOW DO I MAKE OPTIONAL CASH INVESTMENTS?

         You may make optional cash investments at any time if you have submitted a signed Authorization Form or your broker, bank or other nominee has submitted a Broker and Nominee Form, and if you are (1) a registered holder of common shares, or (2) a beneficial owner of common shares and either have directed your broker, bank or other nominee in whose name your shares are held to transfer at least one common share to your name or you have arranged with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf.

         SUBSEQUENT OPTIONAL CASH INVESTMENTS. Once you enroll in the Plan and make an initial investment, whether by dividend reinvestment or optional cash investment, the Administrator will attach an Optional Cash Investment Form to each statement of account it sends to you. To make an optional cash investment once enrolled in the Plan, you should send a properly completed Optional Cash Investment Form and a check or money order (payable to American Stock Transfer & Trust Company) in an amount from $100 to $5,000 to the Administrator at the address set forth in Question 4 by the close of the third business day preceding an Investment Date.

         If you are a beneficial owner of common stock, you, through your broker, bank or other nominee, must make all optional cash investments through the use of the Broker and Nominee Form, as set forth in Question 6.

         The Administrator will hold, without interest, all optional cash investments that it receives after the close of business on the third business day before an Investment Date and before the next Investment Date. The Administrator will invest such held-over funds on the next Investment Date, provided that the next Investment Date falls within 35 or fewer days. If the next Investment Date will occur in more than 35 days, then the Administrator will return such funds to you, without interest.

         MINIMUM AND MAXIMUM LIMITS. For any Investment Date on which you choose to make an optional cash investment, you must invest at least $100 but not more than $5,000. You may invest an amount greater than $5,000 in any month if you obtain a prior written waiver from us to do so. See Question 10 to learn how to request a waiver.

         ITEMS TO REMEMBER WHEN MAKING OPTIONAL CASH INVESTMENTS. When making your optional cash investment, you should consider the following:

         o All optional cash investments must equal at least $100 but not more than $5,000 per month;

         o  You do not have to make an optional cash payment in any month;

         o  You do not have to send the same amount of cash payment each month;

         o You must make all optional cash investments in United States dollars; and

         o You must send optional cash investments in the form of a check or money order payable to American Stock Transfer & Trust Company. Do not send cash.

         REFUNDS OF UNINVESTED OPTIONAL CASH INVESTMENTS. To obtain a refund of optional cash investment funds which the Administrator has not yet invested, you must send a written request to the Administrator at the address set forth in Question 4. The Administrator must receive your request no later than three business days prior to the Investment Date in order to refund your money for such Investment Date.

         INTEREST ON OPTIONAL CASH INVESTMENTS. You will not earn interest on optional cash investments held pending investment. We therefore suggest that you send any optional cash investment that you wish to make so as to reach the Administrator as close as possible to the third business day preceding the next Investment Date. You should contact the Administrator if you have any questions regarding these dates.

10.      HOW DO I MAKE AN OPTIONAL CASH INVESTMENT OVER THE MAXIMUM MONTHLY
         AMOUNT?

         If you wish to make an optional cash investment in excess of $5,000 for any Investment Date, you must obtain our prior written approval. To obtain our approval, you must submit a request for waiver. To make a request for waiver, you should complete the enclosed Request For Waiver Form and send it to our Chief Financial Officer via facsimile at (305) 947-1734 no later than two
(2) business days preceding the start of the Pricing Period for the applicable Investment Date. If we have approved your request for waiver, then you must send to the Administrator a copy of our written waiver approval along with your optional cash investment of greater than $5,000. The Administrator must receive your optional cash investment in good funds pursuant to a Request For Waiver by the close of business on the last business day immediately preceding the first day of the Pricing Period. Please see Question 9 for other provisions relating to optional cash investments.

         We have the sole discretion to approve any request to make an optional cash investment in excess of the $5,000 maximum allowable amount. We may grant such requests for waiver in order of receipt or by any other method that we determine to be appropriate. We also may determine the amount that you may invest pursuant to a waiver. In deciding whether to approve your request for waiver, we may consider, among other things, the following factors:

         o whether, at the time of such request, the Administrator is acquiring shares of common stock for the Plan directly from us or in the open market or in privately negotiated transactions with third parties;

         o  our need for additional funds;

         o our desire to obtain such additional funds through the sale of common stock as compared to other sources of funds;

         o  the purchase price likely to apply to any sale of common stock;

         o  the extent and nature of your prior participation in the Plan;

         o the number of shares of common stock you hold of record or beneficially; and

         o the total amount of optional cash investments in excess of $5,000 for which requests for waiver have been submitted.

         If you do not receive a response from us in connection with your request for waiver, you should assume that we have denied your request.

         MINIMUM WAIVER PRICE. We may set a minimum purchase price per share (the "Minimum Waiver Price") for optional cash investments made pursuant to requests for waiver for any Pricing Period. We will determine whether to set a Minimum Waiver Price, and, if so, its amount, at least three (3) business days before the first day of a Pricing Period. We will notify the Administrator of the Minimum Waiver Price, if any. In deciding whether to set a Minimum Waiver Price, we will consider current market conditions, the level of participation in the Plan, our current and projected capital needs and other factors, as appropriate.

         We will fix the Minimum Waiver Price for a Pricing Period as a dollar amount that the average of the high and low sale prices reported by the NYSE for each trading day of the Pricing Period must equal or exceed. We will exclude from the Pricing Period and from the determination of the purchase price any trading day within the Pricing Period that does not meet the Minimum Waiver Price. We also will exclude any day in which no trades of common stock are made on the NYSE. For example, if the Minimum Waiver Price is not met for two of the fifteen trading days in a Pricing Period, then we will base the purchase price upon the remaining thirteen trading days in which the Minimum Waiver Price was met.

         In addition, we will return a portion of each optional cash investment for each trading day of a Pricing Period for which the Minimum Waiver Price is not met or for each day in which no trades of common stock are reported on the NYSE. The returned amount will equal one-fifteenth (1/15) of the total amount of the optional cash investment, not just the amount exceeding $5,000, for each trading day that the Minimum Waiver Price is not met or for each day in which no trades are reported. For example, if the Minimum Waiver Price is not met or no sales of our common stock are reported for three of the fifteen trading days in a Pricing Period, then we will return three-fifteenths (3/15), or 20% of the optional cash investment to you without interest.

         The establishment of the Minimum Waiver Price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a request for waiver. Setting a Minimum Waiver Price for a Pricing Period will not affect the setting of a Minimum Waiver Price for any other Pricing Period. We may waive our right to set a Minimum Waiver Price for any particular month. Neither we nor the Administrator is required to give you notice of the Minimum Waiver Price for any Pricing Period. However, you may contact our Chief Financial Officer on the Minimum Waiver Price/Waiver Discount set date (indicated on "Calendar of Expected Events--Optional Cash Investments of Greater than $5,000" attached as Exhibit B to this prospectus) at (305) 947-1664 to learn whether we have set a Minimum Waiver Price for that Pricing Period.

         WAIVER DISCOUNT. We may, at our sole discretion, grant a discount on the purchase of shares of common stock under the Plan to any person who purchases in excess of $5,000 of common shares in one month pursuant to an approved request for waiver. Such discount may be between 0% and 3%, inclusive, of the market price of the common stock. We will determine whether and at what amount to set a Waiver Discount at least three (3) business days before the first day of a Pricing Period. We do not presently intend to offer such a discount, and we cannot guarantee that we ever will do so.

         Neither we nor the Administrator is required to give you notice of the Minimum Waiver Discount or Minimum Waiver Price for any Pricing Period. However, you may contact our Chief Financial Officer on the Minimum Waiver Price/Waiver Discount set date (indicated on "Calendar of Expected Events--Optional Cash Investments of Greater than $5,000" attached as Exhibit B attached to this prospectus) at (305) 947-1664 to learn whether we have set a Waiver Discount for that Pricing Period.

11.      WHAT IF I HAVE MORE THAN ONE ACCOUNT?

         For purposes of the limitations discussed in Question 10, we may aggregate all optional cash investments for Plan participants with more than one account using the same social security or taxpayer identification number. If you are unable to supply a social security or taxpayer identification number, we may limit your participation to only one Plan account.

         For purposes of the Plan, we may aggregate all Plan accounts that we believe, in our sole discretion, to be under common control or management or to have common ultimate beneficial ownership. Unless we have determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 (for dividend reinvestment) or 35 (for optional cash investment) days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

CERTIFICATES

12.      WILL I RECEIVE CERTIFICATES FOR SHARES PURCHASED?

         SAFEKEEPING OF CERTIFICATES. Unless your shares are held by a broker, bank or other nominee, we will register shares of common stock that the Administrator purchases for your account under the Plan in your name. The Administrator will credit such shares to your Plan account in "book-entry" form. This service protects against the loss, theft or destruction of certificates representing shares of common stock.

         You also may send to the Administrator for safekeeping all certificates for shares of common stock which you hold. The Administrator will credit the shares of common stock represented by such certificates to your account in "book-entry" form and will combine such shares with any whole and fractional shares then held in your Plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell shares of common stock through the Plan. See Question 13 to learn how to sell your shares of common stock under the Plan.

         You may deposit certificates for shares of common stock into your account regardless of whether you have previously authorized reinvestment of dividends. The Administrator automatically will reinvest all dividends on any such shares deposited in accordance with the Plan, unless you have instructed the Administrator otherwise.

         To deposit certificates for safekeeping under the Plan, you should send your share certificates, in non-negotiable form, to the Administrator by insured mail at the address specified in Question 4. You may withdraw any shares deposited for safekeeping by mailing a written request to the Administrator.

         ISSUANCE OF CERTIFICATES. Upon your written request to the Administrator or upon our termination of the Plan or your participation in the Plan, the Administrator will issue and deliver to you certificates for all whole shares of common stock credited to your Plan account. The Administrator will not issue certificates for fractional shares of common stock. The Administrator will handle such requests at no cost to you. The Administrator will continue to credit any remaining whole or fractional shares of common stock to your account.

         EFFECT OF REQUESTING CERTIFICATES IN YOUR NAME. If you request a certificate for whole shares of common stock held in your account, either of the following may occur:

         o If you maintain an account for reinvestment of dividends, then the Administrator will continue to reinvest all dividends on the shares of common stock for which you requested a certificate so long as such shares remain registered in your name; or

         o If you maintain an account only for optional cash investments, then the Administrator will not reinvest dividends on shares of common stock for which you requested a certificate unless and until you submit an Authorization Form to authorize reinvestment of dividends on the shares registered in your name.

         TRANSFER RESTRICTIONS. You may not pledge, sell or otherwise transfer common shares credited to your Plan account. If you wish to pledge, sell or transfer the shares, you must first request that we issue a certificate for the shares in your name. Please also see Question 16 describing the restrictions on transfer and ownership of shares contained in our charter.

SALE OF SHARES

13.      HOW DO I SELL SHARES?

         SALE OF SHARES HELD IN YOUR ACCOUNT. You may request in writing at any time that the Administrator sell all or any part of the shares of common stock held in your Plan account. After receipt of your written request, the Administrator will sell such shares through a designated broker or dealer. The Administrator will mail to you a check for the proceeds of such sale, less applicable brokerage commissions, service charges and any taxes. The Administrator must receive your written instructions at least 48 hours prior to the sale. The Administrator will sell shares at least once per week at then current market prices through one or more brokerage firms.

         If you sell or transfer only a portion of the shares of common stock in your Plan account, you will remain a participant in the Plan and may continue to make optional cash investments and reinvest dividends, provided that you satisfy the 100 share minimum dividend reinvestment eligibility threshold in your Plan account. The Administrator will continue to reinvest the dividends on the shares of common stock credited to your account unless you notify the Administrator that you wish to withdraw from the Plan.

         COSTS OF SELLING SHARES. The Plan requires you to pay all costs associated with the sale of your shares of common stock under the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of such costs.

         SALE OF FRACTIONAL SHARES HELD IN YOUR ACCOUNT. The Administrator will not sell a fractional share of common stock unless you request that the Administrator sell (or withdraw via a certificate issuance) all shares of common stock held in your account.

         TERMINATION OF YOUR ACCOUNT UPON SALE OF ALL SHARES. If the Administrator sells all shares of common stock held in your Plan account, the Administrator will automatically terminate your account. In such case, you will have to complete and file a new Authorization Form to again participate in the Plan.

REPORTS

14.      HOW WILL I KEEP TRACK OF MY INVESTMENTS?

         Each time the Administrator makes an investment for your account, whether by reinvestment of dividends or by optional cash investment, the Administrator will send you a detailed statement that will provide the following information with respect to your Plan account:

         o  total cash dividends received;

         o  total optional cash investments received;

         o total number of shares of common stock purchased (including fractional shares);

         o  price paid per share of common stock;

         o  date of share purchases; and

         o  total number of shares of common stock in your Plan account.

         You should retain these statements to determine the tax cost basis of the shares purchased for your account under the Plan.

WITHDRAWAL

15.      HOW WOULD I WITHDRAW FROM PARTICIPATION IN THE PLAN?

         WITHDRAWAL FROM THE PLAN. You may withdraw from the Plan at any time. In order to withdraw from the Plan, you must provide written notice instructing the Administrator to terminate your account. The Administrator must receive notice at least three (3) business days before the record date for any dividend payment in order to terminate your Plan account prior to the dividend payment date. If your request to withdraw from the Plan is received by the Administrator after the third business day before the dividend payment date, then your withdrawal request will be processed by the Administrator following completion of the reinvestment of your proceeds of the upcoming cash dividend, in accordance with your existing instructions.

         COSTS OF WITHDRAWAL FROM THE PLAN. The Plan requires you to pay all costs associated with your withdrawal from the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of such costs.

         ISSUANCE OF STOCK CERTIFICATES UPON WITHDRAWAL FROM THE PLAN. Upon termination of your Plan account, the Administrator will issue to you stock certificates for any whole shares of common stock in your account. The Administrator will convert to cash any fractional share held in your account at the time of termination at the then current market price of the common stock. After the Administrator terminates your account, we will pay to you all cash dividends on shares of common stock owned by you unless you rejoin the Plan.

         SELLING SHARES UPON WITHDRAWAL FROM THE PLAN. As an alternative to receiving stock certificates, upon termination of your Plan account you may request in writing that the Administrator sell all or a portion of the common shares (both whole and fractional) in your account. If you instruct the Administrator only to sell a portion of your common shares, then the Administrator will issue a certificate to you for the remaining shares. The Administrator will mail a check to you for the proceeds of the sale, less applicable brokerage commissions, service charges and applicable taxes.

         REJOINING THE PLAN AFTER WITHDRAWAL. After you withdraw from the Plan, you may again participate in the Plan at any time by filing a new Authorization Form with the Administrator. However, the Administrator has the right to reject such Authorization Form if you repeatedly join and withdraw from the Plan, or for any other reason. The Administrator's exercise of such right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term stockholder investment service.

TAX CONSIDERATIONS

16.      WHAT ARE SOME OF THE TAX CONSEQUENCES OF MY PARTICIPATION IN THE PLAN?

         The following is only a summary of certain of the federal income tax consequences of participation in the Plan. This summary is for general information only and does not constitute tax advice. This summary does not reflect every possible tax outcome or consequence that could result from participation in the Plan. Also, this summary does not discuss your tax consequences if you are not a United States citizen or a resident alien or a domestic corporation, partnership, trust or estate. We advise you to consult your own tax advisers to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and your subsequent sale of shares acquired pursuant to the Plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside of the United States will vary from jurisdiction to jurisdiction.

         REINVESTMENT OF DIVIDENDS PAID ON SHARES OF COMMON STOCK. With respect to shares of common stock that the Administrator purchases from us with cash dividends that you elect to have reinvested under the Plan, you will be treated for federal income tax purposes as having received a distribution (on your shares of common stock) in an amount equal to the fair market value on the Investment Date of the common stock credited to your Plan account (which should equal the amount of cash dividends that you would have otherwise received, assuming that we have not granted a discount on your purchase of shares of common stock under the Plan), even though you will not receive that distribution in cash. With respect to shares of common stock that the Administrator purchases on the open market with cash dividends that you elect to have reinvested under the Plan, you should be treated for federal income tax purposes as having received a distribution equal to the price paid by the Administrator for those shares of common stock, plus your pro rata portion of any brokerage and related costs incurred by us or the

Administrator to purchase those shares. It is possible that, in lieu of the amount of the distribution being based on the price paid by the Administrator, it instead could be based on the fair market value of the shares, which for this purpose should be the average of the reported high and low sales prices of the shares on the Investment Date and thus could differ from the price paid for the shares. The amount of a distribution will be taxable to you as ordinary dividend income to the extent of our current and accumulated earnings and profits allocable to the distribution, and the amount of any distribution not taxable as a dividend will constitute a nontaxable return of capital that reduces the tax basis of your shares of common stock or results in capital gain to the extent the distribution also exceeds your tax basis in your shares. If we designate part or all of our distributions in any year as capital gain distributions, that designated amount would be taxable to you as long-term capital gain. If you are a corporation, then the distributions that you receive from us that are taxable as dividends will not be eligible for the dividends received deduction otherwise generally available to a shareholder that is a corporation.

         All costs of administering the Plan, except for costs related to your voluntary selling of shares of common stock and/or withdrawal from the Plan, will be paid by us. Consistent with the conclusion reached by the Internal Revenue Service in a recent private letter ruling issued to another real estate investment trust, we intend to take the position that these costs do not constitute a distribution to you (and thus do not give rise to taxable income or gain or a reduction in your basis in your shares of common stock). However, since the private letter ruling was not issued to us, we cannot rely on its conclusions. Thus, it is possible that the Internal Revenue Service would view your share of those costs as constituting a distribution to you. For this or other reasons, we may take a different position in the future with respect to those costs.

         Your tax basis in shares of common stock you acquire with reinvested dividends generally will equal the total amount of the distribution you are treated as receiving (as described above) with respect to those shares. Your holding period in those shares generally will begin on the day following the Investment Date for those shares.

         OPTIONAL CASH INVESTMENTS. If you make an optional cash investment in the Plan (whether under the Full Dividend Reinvestment option, the Partial Dividend Reinvestment option or the Optional Cash Investments Only option), you should not be treated for federal income tax purposes as having received income by virtue of the purchase of shares of common stock with the optional cash investment. However, based on the conclusion reached by the Internal Revenue Service in a recent private letter ruling issued to another real estate investment trust, it is possible the Internal Revenue Service would assert that, if you simultaneously participate in the dividend reinvestment portion of the Plan, you would be treated as receiving a distribution from the Company if and to the extent the fair market value of shares purchased for you exceeds the price paid for those shares. The fair market value of shares could exceed their purchase price if we grant a discount on your purchase of shares of common stock under the Plan, or, as indicated above, if the fair market value of the shares, which for this purpose should be the average of the reported high and low sales prices of the shares on the date they are purchased, exceeds their purchase price. Regardless of whether you are treated as receiving any distribution as just described, if you make an optional cash investment in the Plan, you will be treated as receiving a cash dividend equal to a pro rata share of any brokerage commissions or other related charges that we or the Administrator pays in connection with the Administrator's purchase of shares of common stock on your behalf on the open market. Any amounts treated as a distribution to you will be taxable income or gain or will reduce your basis in your shares of common stock (or some combination thereof) under the rules described above under "Reinvestment of Dividends Paid on Shares of Common Stock."

         Your tax basis in shares of common stock acquired through an optional cash investment under the Plan will equal the amount of your optional cash investment plus any deemed distributions on account of your pro rata portion of any brokerage commissions or other related charges incurred by us or the Administrator to purchase those shares on the open market plus, if applicable, any excess of the fair market value of the shares over the price paid for those shares that is treated as a distribution to you. Your holding period for those shares of common stock will begin on the day following the Investment Date for those shares.

         DISPOSITION. When you withdraw shares from the Plan and receive whole shares, you will not realize any taxable income. However, if you receive cash for a fraction of a share, you will be required to recognize gain or loss with respect to that fraction. You also will be required to recognize gain or loss whenever your shares are sold, whether those shares are sold by the Administrator pursuant to your request or by you after the shares are withdrawn from the Plan. Generally, the amount of that gain or loss that you will be required to recognize will be the difference between the amount that you receive for the shares and your tax basis in those shares. If you hold your shares of common stock as a capital asset, gain or loss you recognize on the disposition of shares of common stock acquired under the Plan will be capital gain or loss for federal income tax purposes.

         BACKUP WITHHOLDING AND ADMINISTRATIVE EXPENSES. We or the Administrator may be required to deduct as "backup withholding" thirty-one percent (31%) of the dividends that we pay to any stockholder, regardless of whether those dividends are reinvested pursuant to the Plan. Similarly, the Administrator may be required to deduct backup withholding from the proceeds of sales of shares of common stock held in your Plan account. You will be subject to backup withholding if:

         o you fail to properly furnish us and the Administrator with your correct tax identification number ("TIN");

         o the Internal Revenue Service or any other governmental body or agency notifies us or the Administrator that you have provided an incorrect TIN;

         o the Internal Revenue Service notifies us or the Administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or

         o when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding.

Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, if you are subject to backup withholding, dividends that would otherwise be available for reinvestment under the Plan will be reduced by the backup withholding amount. Any amount paid as backup withholding will constitute a credit on your federal income tax return.

         DISPOSITION. When you withdraw shares from the Plan and receive whole shares, you will not realize any taxable income. However, if you receive cash for a fraction of a share, you will be required to recognize gain or loss with respect to such fraction. You also will be required to recognize a gain or loss whenever your shares are sold, whether such shares are sold by the Administrator pursuant to your request or by you after the shares are withdrawn from the Plan. Generally, the amount of such gain or loss that you will be required to recognize will be the difference between the amount that you receive for the shares and your tax basis in those shares.

         EXCEEDING THE OWNERSHIP LIMITATION SET FORTH IN OUR CHARTER. For us to qualify as a real estate investment trust for federal income tax purposes, no more than 50% in value of our outstanding stock may be actually and/or constructively owned by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year (the "Closely-Held Requirement"), and our common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year (the "100 Stockholder Requirement"). Our charter contains an ownership restriction (the "Ownership Limitation") to help ensure compliance with these requirements, that no holder of our stock may own, or be deemed to own by virtue of any of the attribution rules of the Internal Revenue Code, more than 9.9 percent by value of our outstanding Capital Stock. Our board of directors may exempt a stockholder from the Ownership Limitation if such stockholder presents evidence satisfactory to the board of directors or our tax counsel that the ownership by such stockholder will not then or in the future jeopardize our status as a real estate investment trust. As a condition of such exemption, a stockholder must give us written notice of the proposed transaction and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as the board of directors may require, no later than the 15th day prior to any transaction which, if consummated, would result in such stockholder having the direct or beneficial ownership of shares in excess of the Ownership Limitation. The Ownership Limitation will not apply if the board of directors determines that it is no longer in our best interests to continue to qualify as a real estate investment trust.

         Any purchase of shares of our common stock under the Plan, including the reinvestment of dividends or optional cash investments, is subject to being voided, AB INITIO, in the event that such purchase would result in a violation of the Ownership Limitation, Closely-Held Requirement or 100 Stockholder Requirement. If your purchase is voided, then you will receive either the dividends that were to be reinvested in cash and/or a refund of your optional cash payment (in either case without interest).

OTHER PROVISIONS

17.      HOW CAN I VOTE MY SHARES?

         We will send you proxy materials for any meeting of stockholders in order to vote all shares of common stock credited to your account. You may vote your common shares either by designating the vote of such shares by proxy or by voting such shares in person at the meeting of stockholders.

18.      WHAT ARE THE COSTS OF THE PLAN?

         We will pay all brokerage commissions and service charges in connection with the reinvestment of dividends and optional cash investments to purchase common shares under the Plan. You will be responsible for any fees payable in connection with your sale of shares or voluntary or involuntarily withdrawal from the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of such costs.

19.      WHAT ARE YOUR AND THE ADMINISTRATOR'S RESPONSIBILITIES?

         We, the Administrator and any of our agents, in administering the Plan, are not liable for any act done in good faith or for any good faith failure to act, including, without limitation, any claim of liability (1) arising from the failure to terminate your account upon your death or judgment of incompetence prior to the Administrator's receipt of notice in writing of such death; (2) relating to the prices and times at which the Administrator buys or sells shares of common stock for your account; or (3) relating to any fluctuation in the market value of the common stock.

         We, the Administrator and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable law, including federal securities laws. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of the Administrator's actions or inactions in connection with the administration of the Plan. None of our directors, officers or stockholders will have any personal liability under the Plan.

20.      HOW WILL A STOCK SPLIT OR A RIGHTS OFFERING AFFECT MY PLAN ACCOUNT?

         EFFECT OF A STOCK SPLIT. We will adjust your account to reflect any stock split or dividend payable in shares of common stock. In such event, the Administrator will receive and credit to your Plan account the applicable number of whole and/or fractional common shares.

         EFFECT OF A RIGHTS OFFERING. If we have a rights offering in which we issue separately tradable and exercisable rights to registered holders of common shares, we will transfer the rights attributable to whole shares of common stock held in your Plan account to you as soon as practicable after we issue such rights. The Administrator will sell rights attributable to fractional shares of common stock and will treat the proceeds as optional cash payments on the next Investment Date.

21.      CAN I PLEDGE MY SHARES UNDER THE PLAN?

         You may not pledge any shares of common stock credited to your Plan account. Any attempted pledge will be void. If you wish to pledge your common shares, you first must withdraw the shares from the Plan. See Question 13 to learn how to sell your shares under the Plan.

22.      HOW CAN I TRANSFER MY SHARES?

         You may transfer ownership of all or part of the shares of common stock held in your Plan account through gift, private sale or otherwise by mailing to the Administrator, at the address in Question 4, a properly executed stock assignment, along with a letter with specific instructions regarding the transfer. You also must mail to the Administrator an Authorization Form and a Form W-9 (Certification of Taxpayer Identification Number) completed by the person to whom you are transferring your shares.

         You also may transfer ownership of all or part of the shares of common stock held in your Plan account into the account of another person within the Plan. To complete such a transfer, you must mail to the Administrator a letter with specific instructions regarding the transfer and an Authorization Form completed by the person to whom you are transferring your shares.

23.      CAN THE PLAN BE AMENDED, MODIFIED, SUSPENDED OR TERMINATED?

         Although we expect to continue the Plan indefinitely, we reserve the right to amend, modify, suspend or terminate the Plan in any manner at any time. We will notify you in writing of any modifications made to the Plan.

24.      WHAT HAPPENS IF YOU TERMINATE THE PLAN?

         If we terminate the Plan, you will receive a certificate for all whole shares of common stock held in your Plan account and a check representing the value of any fractional share of common stock valued at the then current market price and any uninvested dividends or optional cash investments held in your account.

25.      ARE THERE ANY RISKS ASSOCIATED WITH THE PLAN?

         Your investment in shares purchased under the Plan is no different from any investment in shares that you hold directly. Neither we nor the Administrator can assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the market price with respect to shares of common stock purchased under the Plan. We encourage you to carefully consider the various risks associated with an investment in our common stock set forth in "Risk Factors" contained elsewhere in this prospectus.

26.      HOW WILL YOU INTERPRET AND REGULATE THE PLAN?

         We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary to carry out the Plan. As a participant in the Plan, you will be bound by any actions taken by us or the Administrator.

27.      WHAT LAW GOVERNS THE PLAN?

         The laws of the State of Maryland will govern the terms, conditions and operation of the Plan.

28.      WHERE WILL NOTICES BE SENT?

         The Administrator will address all of its notices to you at your last known address. You should notify the Administrator promptly in writing of any change of address.

                       INFORMATION ABOUT EQUITY ONE, INC.

         We are a fully-integrated, self-administered and self-managed real estate investment trust, or "REIT." We own predominantly supermarket-anchored shopping centers located exclusively in the State of Florida.

         As of December 31, 1999, we owned and operated 28 shopping center properties aggregating approximately 3.1 million square feet. Our properties include 22 shopping centers totaling approximately 2.7 million square feet, two shopping center development projects (one of which is partially operating, and is included above) totaling approximately 258,000 square feet and 5 other properties aggregating approximately 120,000 square feet.

         We believe that our properties are located in prime locations and are well-maintained and professionally managed. As a result, we believe that our properties attract high quality tenants and achieve among the highest rental, occupancy and tenant retention rates within their markets. As of December 31, 1999, our properties were approximately 95% occupied by over 500 tenants.

         Our strategy is to acquire, develop and own shopping center properties in markets and sub-markets where we are, or can become, a significant and preferred owner and operator. We will continue this strategy by expanding, primarily through acquisitions, into markets and sub-markets where we have, or can achieve, similar status. We also may develop properties in these markets and sub-markets, particularly with a view towards potential utilization of certain vacant land recently acquired or on which we hold options to purchase. We believe that our extensive market knowledge gives us a significant competitive advantage, which is further enhanced by our emphasis on delivering highly responsive management services.

         We were incorporated under the laws of the State of Maryland in June 1992. Our executive offices are located at 1600 N.E. Miami Gardens Drive, Suite 200, North Miami Beach, Florida 33179. Our telephone number is (305) 947-1664, and our internet address is www.equityone.net.

                                 USE OF PROCEEDS

         We will receive proceeds from the sale of common shares that the Administrator purchases directly from us. We will not receive proceeds from the sale of common shares that the Administrator purchases in the open market or in privately negotiated transactions. We will use the proceeds from the sale of common shares that the Administrator purchases directly from us for general corporate purposes. We cannot estimate either the number of shares of common stock or the prices of the shares that we will sell in connection with the Plan.

                              PLAN OF DISTRIBUTION

         Except to the extent the Administrator purchases shares of common stock in the open market or in privately negotiated transactions with third parties, we will sell directly to the Administrator the common shares acquired under the Plan. The shares, including shares acquired pursuant to requests for waivers, may be resold in market transactions on any national securities exchange on which shares of common stock trade or in privately negotiated transactions. Our common stock is currently listed on the NYSE.

         Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants in the Plan that may be engaged in the securities business. In deciding whether to approve a request for waiver, we may consider relevant factors including, among other things,

         o whether, at the time of such request, the Administrator is acquiring shares of common stock for the Plan directly from us or in the open market or in privately negotiated transactions with third parties;

         o  our need for additional funds;

         o our desire to obtain such additional funds through the sale of common stock as compared to other sources of funds;

         o  the purchase price likely to apply to any sale of common stock;

         o the extent and nature of or participant's prior participation in the Plan;

         o  the number of shares of common stock a participant holds of record;
            and

         o the total amount of optional cash investments in excess of $5,000 for which requests for waiver have been submitted.

         We may sell shares of common stock through the Plan to persons who, in connection with the resale of the shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the Plan. We will not enter into any agreement with any the person regarding the person's purchase, resale or distribution of shares. Under certain circumstances, we may, however, approve requests for optional cash investments in excess of the allowable maximum limitations pursuant to requests for waivers.

         Subject to the availability of shares of common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and optional cash investments. We will pay all brokerage commissions and service charges in connection with the reinvestment of dividends and optional cash investments to purchase common shares under the Plan. You will have to pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan.

                                  LEGAL MATTERS

         Our special Maryland counsel, Ballard Spahr Andrews & Ingersoll, LLP, will issue an opinion to us regarding certain legal matters in connection with this offering, including the validity of the issuance of the shares of common stock offered pursuant to the Plan. Additionally, our counsel, Greenberg Traurig, P.A. will issue an opinion to us regarding certain tax matters related to the Plan.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    EXHIBIT A

                           PLAN SERVICE FEES SCHEDULE


Enrollment Fee for New Investors...................................No Charge

Initial Purchase of Shares.........................................No Charge

Sale of Shares (partial or full) (1)
     Transaction Fee...............................................$15.00 per sale transaction
     Trading Fee...................................................$0.04 per share

Reinvestment of Dividends..........................................No Charge

Optional Cash Purchases............................................No Charge

Gift or Transfer of Shares.........................................No Charge

Safekeeping of Stock Certificates..................................No Charge

Certificate Issuance...............................................No Charge

Returned Checks for Insufficient Funds.............................$25.00 per item

Duplicate Statements
     Current Year..................................................No Charge
     Prior Year(s).................................................$20.00 per year requested


--------------------------------------------------------------------------

(1) The Administrator will deduct the applicable fees from the proceeds of a sale.




WE RESERVE THE RIGHT TO AMEND OR MODIFY THIS PLAN SERVICE FEES SCHEDULE AT ANY TIME.

                                    EXHIBIT B

                           CALENDAR OF EXPECTED EVENTS



OPTIONAL CASH INVESTMENTS OF $5,000 OR LESS



        OPTIONAL CASH INVESTMENT
              DUE DATE (1)                           INVESTMENT DATE
              ------------                           ---------------

           March 28, 2000 (2)                      March 31, 2000 (2)
             April 25, 2000                          April 28, 2000
              May 25, 2000                            May 31, 2000
            June 27, 2000 (2)                       June 30, 2000 (2)
              July 26, 2000                           July 31, 2000
             August 28, 2000                         August 31, 2000
         September 26, 2000 (2)                  September 29, 2000 (2)
            October 26, 2000                        October 31, 2000
            November 27, 2000                       November 30, 2000
          December 26, 2000 (2)                   December 29, 2000 (2)


            January 26, 2001                        January 31, 2001
            February 23, 2001                       February 28, 2001
           March 27, 2001 (2)                      March 30, 2001 (2)
             April 25, 2001                          April 30, 2001
              May 25, 2001                            May 31, 2001
            June 26, 2001 (2)                       June 29, 2001 (2)
              July 26, 2001                           July 31, 2001
             August 28, 2001                         August 31, 2001
         September 25, 2001 (2)                  September 28, 2001 (2)
            October 26, 2001                        October 31, 2001
            November 27, 2001                       November 30, 2001
          December 26, 2001 (2)                   December 31, 2001 (2)


--------------------------------------------------------------------------------

(1) Optional cash investments of $5,000 or less are due three (3) business days before the Optional Cash Investment Due Date.

(2) Based upon our historical dividend payment dates, we may pay common stock dividends in this month. If our board of directors declares the common stock dividend payments for this month, then the Investment Date will be the dividend payment date in this month, and the Optional Cash Investment Due Date may be adjusted accordingly.

OPTIONAL CASH INVESTMENTS OF GREATER THAN $5,000



        MINIMUM WAIVER PRICE/         OPTIONAL CASH             PRICING PERIOD
           WAIVER DISCOUNT             INVESTMENT                COMMENCEMENT             PRICING PERIOD
            SET DATE (1)               DUE DATE(2)                  DATE(3)               CONCLUSION DATE
            ------------               -----------              --------------            ---------------
          March 8, 2000 (4)        March 10, 2000 (4)         March 13, 2000 (4)        March 31, 2000 (4)
            April 4, 2000             April 6, 2000              April 7, 2000            April 28, 2000
             May 5, 2000               May 9, 2000               May 10, 2000              May 31, 2000
          June 7, 2000 (4)          June 9, 2000 (4)           June 12, 2000 (4)         June 30, 2000 (4)
            July 6, 2000              July 10, 2000              July 11, 2000             July 31, 2000
           August 8, 2000            August 10, 2000            August 11, 2000           August 31, 2000
        September 6, 2000 (4)     September 8, 2000 (4)     September 11, 2000 (4)    September 29, 2000 (4)
           October 6, 2000          October 10, 2000           October 11, 2000          October 31, 2000
          November 6, 2000          November 8, 2000           November 9, 2000          November 30, 2000
        December 5, 2000 (4)      December 7, 2000 (4)       December 8, 2000 (4)      December 29, 2000 (4)

           January 5, 2001           January 9, 2001           January 10, 2001          January 31, 2001
          February 2, 2001          February 6, 2001           February 7, 2001          February 28, 2001
          March 7, 2001 (4)         March 9, 2001 (4)         March 12, 2001 (4)        March 30, 2001 (4)
            April 4, 2001             April 6, 2001              April 9, 2001            April 30, 2001
             May 7, 2001               May 9, 2001               May 10, 2001              May 31, 2001
          June 6, 2001 (4)          June 8, 2001 (4)           June 11, 2001 (4)         June 29, 2001 (4)
            July 6, 2001              July 10, 2001              July 11, 2001             July 31, 2001
           August 8, 2001            August 10, 2001            August 13, 2001           August 31, 2001
        September 5, 2001 (4)     September 7, 2001 (4)     September 10, 2001 (4)    September 28, 2001 (4)
           October 8, 2001          October 10, 2001           October 11, 2001          October 31, 2001
          November 6, 2001          November 8, 2001           November 9, 2001          November 30, 2001
        December 5, 2001 (4)      December 7, 2001 (4)       December 10, 2001 (4)     December 31, 2001 (4)

--------------------------------------------------------------------------------

(1) The Minimum Waiver Price and the Waiver Discount, if any, will be established three (3) business days prior to the first day of the Pricing Period. The Minimum Waiver Price and Waiver Discount only apply to purchases made pursuant to an approved Request for Waiver.

(2) Optional cash investments of greater than $5,000 made pursuant to an approved Request for Waiver are due by the close of business on the last business day immediately preceding the first day of the Pricing Period.

(3) The Pricing Period relating to optional cash investments of greater than $5,000 made pursuant to an approved Request for Waiver will be the fifteen consecutive trading days ending on either (a) the dividend payment date during any month in which we pay a cash dividend or (b) the last trading day of any month in which we do not pay a cash dividend.

(4) Based upon our historical dividend payment dates, we may pay common stock dividends in this month. If our board of directors declares the common stock dividend payments for this month, then the Pricing Period Conclusion Date will be the dividend payment date in this month, and the Minimum Waiver Price/ Waiver Discount Set Date, Optional Cash Investment Due Date and Pricing Period Commencement Date may be adjusted accordingly.

                               U.S EQUITY MARKETS
                                 CLOSED IN 2000


New Years Day............................................     January 1*
Martin Luther King Jr. Day...............................     January 17
Presidents Day...........................................    February 21
Good Friday..............................................       April 21
Memorial Day.............................................         May 29
Independence Day.........................................         July 4
Labor Day................................................    September 4
Thanksgiving Day.........................................    November 23
Christmas Day............................................    December 25


----------------------------------------------------

* New Years Day 2000 falls on a Saturday. The Exchange will be open for regular trading hours on Friday, December 31, 1999 and Monday, January 3, 2000.






                               U.S EQUITY MARKETS
                                 CLOSED IN 2001


New Years Day................................................      January 1
Martin Luther King Jr. Day...................................     January 15
Presidents Day...............................................    February 19
Good Friday..................................................       April 13
Memorial Day.................................................         May 28
Independence Day.............................................         July 4
Labor Day....................................................    September 3
Thanksgiving Day.............................................    November 22
Christmas Day................................................    December 25

================================================================================




                        1,500,000 SHARES OF COMMON STOCK






                                EQUITY ONE, INC.






                              DIVIDEND REINVESTMENT
                                       AND
                               STOCK PURCHASE PLAN


                           ---------------------------

                                   PROSPECTUS

                           ---------------------------






                                FEBRUARY __, 2000









================================================================================

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses (other than the SEC registration fee) in connection with the issuance and distribution of the securities registered hereby, all of which will be paid by the registrant:

SEC registration fee.............................................   $ 3,923
Printing and duplicating expenses................................     3,500
Legal fees and expenses..........................................    10,000
Accounting fees and expenses.....................................     2,000
Miscellaneous expenses...........................................     3,077
                                                                    -------
Total............................................................   $22,500

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Maryland General Corporation Law (the "MGCL") permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision which limits such liability to the maximum extent permitted by the MGCL. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

         The Company's charter authorizes and the Amended and Restated Bylaws (the "Bylaws") obligate the Company, to the maximum extent permitted by Maryland law to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or
(b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

         The MGCL requires a corporation (unless its Charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders identification and then only for reasonable expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the Company's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company and
(b) a written statement by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of NOLO CONTENDERE or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

         The Company has entered into indemnification agreements with each member of the Board of Directors (each, and "Indemnified Director"). The indemnification agreements require, among other things, that the Company indemnify to the fullest extent permitted by law and advance to the Indemnified Director all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, the Company must also indemnify and advance all expenses incurred by an Indemnified Director seeking to enforce his rights under the indemnification agreements and may cover executive officers and directors under the Company directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

         It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         See Exhibit Index included herewith which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by an officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, and State of Florida, on the 18th day of February, 2000.

                                     EQUITY ONE, INC.


                                     By: /s/ Chaim Katzman
                                        ----------------------------------------
                                        Chairman of the Board, President and
                                        Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chaim Katzman and Doron Valero, respectively, his true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                       TITLE                                  DATE
----------------------------------------  --------------------------------------------------    -----------------
/s/ Chaim Katzman                           Chairman of the Board, President, Chief             February 18, 2000
-----------------------------------           Executive Officer (Principal Executive
Chaim Katzman                                 Officer)

/s/ Howard Sipzner
-----------------------------------         Chief Financial Officer (Principal Financial and    February 18, 2000
Howard Sipzner                                Accounting Officer)

/s/ Doron Valero
-----------------------------------         Vice President, Chief Operating Officer and         February 18, 2000
Doron Valero                                  Director

/s/ Noam Ben Ozer
-----------------------------------                          Director                           February 18, 2000
Noam Ben Ozer

/s/ Dr. Shaiy Pilpel
-----------------------------------                          Director                           February 18, 2000
Dr. Shaiy Pilpel

/s/ Robert Cooney
-----------------------------------                          Director                           February 18, 2000
Robert Cooney

/s/ Ronald Chase
-----------------------------------                          Director                           February 21, 2000
Ronald Chase

                                INDEX TO EXHIBITS


       EXHIBIT NO.    DESCRIPTION
       -----------    -----------

           3.1        Articles of Amendment and Restatement of the Company. (1)

           3.2        Amended and Restated Bylaws of the Company. (1)

           4.1        Form of Common Stock Certificate. (1)

           5.1        Opinion of Ballard Spahr Andrews & Ingersol, LLP (re:
                      legality of shares)

           8.1 Opinion of Greenberg Traurig, P.A. regarding certain tax matters.

          10.1        Form of Indemnification Agreement. (1)

          10.2 Employment Agreement, dated as of January 1, 1996 by and between the Company and Chaim Katzman. (1)

          10.3 Employment Agreement, dated as of January 1, 1996 by and between the Company and Doron Valero (1)

          10.4        Form of 1995 Stock Option Plan, as amended. (1)

          10.5        Form of Stock Option Agreement. (1)

          10.6 Registration Rights Agreement, dated as of January 1, 1996 by and among the Company, Chaim Katzman, Gazit Holdings, Inc., Glob Reit Investments, Ltd., Eli Makavy, Doron Valero and David Wulkan. (1)

          10.7 Stock Pledge Agreement, dated June 17, 1996, by and between Chaim Katzman and the Company. (1)

          10.8 Promissory Note, in the amount of $1,128,750 from Chaim Katzman, payable to the Company. (1)

          10.9 Stock Pledge Agreement, dated December 30, 1996, by and between the Company and Doron Valero. (1)

          10.10 Promissory Note, in the amount of $396,000 from Doron Valero payable to the Company.(1)

          10.11 Use Agreement, regarding use of facilities, by and between Gazit (1995), Inc. and the Company, dated January 1, 1996.(1)

          10.12 Pledge Agreement, dated November 9, 1995 among Equity One (Lake Mary), Inc. and The Mutual Life Insurance Company of New York.(1)

          10.13 Note Secured by First Real Estate Lien, dated November 9, 1995 in the amount of $13,422,500 from Equity One (Lake
                      Mary), Inc. in favor of The Mutual Life Insurance Company of New York.(1)

          10.14 Purchase and Sale Agreement, dated October 24, 1995 by and between 1740 Ventures, Inc. and Equity One (Lake Mary), Inc.(1)

       EXHIBIT NO.    DESCRIPTION
       -----------    -----------

          10.15 Florida Real Estate Mortgage and Security Agreement, dated November 9, 1995 by and between Equity One (Lake Mary), Inc. and The Mutual Life Insurance Company of New York.(1)

          10.16 Agreement for Purchase and Sale, dated June 12, 1997 by and between Equity One (Gamma) Inc. and Isidoro Lerman, Trustee.(1)

          10.17 Contract for Sale and Purchase, dated March 31, 1997 by and among Equity One (Gamma) Inc., Angel Pena and Hermilio Concepcion.(1)

          10.18 Property Management Agreement, dated as of January 1, 1996, by and between the Company and Global Realty and Management, Inc.(1)

          10.19 Agreement for Purchase and Sale (Lantana Village Square), dated September 24, 1997, between Equity One (Gamma) Inc. and Commercial Ventures Services, Inc.(1)

          10.20 Mortgage Promissory Note, dated August 19, 1997, by and between Equity One (Sky Lake) Inc. and Isidoro Lerman, as Trustee.(1)

          10.21 Mortgage, dated August 19, 1997, by and between Equity One (Sky Lake) Inc. and Isidoro Lerman, as Trustee.(1)

          10.22 Settlement Agreement, dated March 6, 1998 among Gazit Inc., Danbar Resources and Development Ltd.(1)

          10.23 Mortgage and Security Agreement, dated February 27, 1998, by and between Equity One (Commonwealth) Inc. and Principal Mutual Life Insurance Company.(1)

          10.24 Secured Promissory Note, dated February 27, 1998 in the amount of $3,300,000 by and between Equity One (Commonwealth) Inc. and Principal Mutual Life Insurance Company.(1)

          10.25 Mortgage and Securities Agreement, dated as of February 18, 1998, by and between Equity One (Lantana) Inc. and Principal Mutual Life Insurance Company.(1)

          10.26 Secured Promissory Note, dated February 18, 1998 in the amount of $2,700,000 by and between Equity One (Lantana) Inc. and Principal Mutual Life Insurance Company.(1)

          10.27 Secured Promissory Note, dated February 18, 1998 in the amount of $2,700,000 by and between Equity One (Lantana) Inc. and Principal Mutual Life Insurance Company.(1)

          10.28 Agreement for Purchase and Sale Between Equity One (Gamma) Inc. and Sunrise Limited Partnership, dated March 12, 1998. (Summerlin Square) (2)

          10.29 Bill of Sale Between Sunrise Limited Partnership and Equity One (Summerlin) Inc., dated June 5, 1998 (Summerlin Square) (2)

       EXHIBIT NO.    DESCRIPTION
       -----------    -----------

          10.30 Escrow Agreement Between Sunrise Limited Partnership and Equity One (Gamma) Inc., dated March 12, 1998 (Summerlin Square) (2)

          10.31 Agreement for Purchase and Sale, dated August 19, 1998 Between Equity (Parker Towne Center), Inc. and Dunhill Partners (3)

          10.32 Promissory Note, dated October 30, 1998 issued by Equity One (Atlantic Village), Inc. to Southern Farm Bureau Life Insurance Company (3)

          10.33 Mortgage Security Agreement and Assignment of Leases, dated October 30, 1998 between Equity One (Atlantic Village), Inc. and Southern Farm Bureau Life Insurance Company (3)

          10.34 Master Revolving Credit Agreement, dated February 4, 1999, by and between City National Bank and the Company (4)

          23.1        Consent of Deloitte & Touche LLP

          23.2 Consent of Ballard, Spahr, Andrews & Ingersoll, LLP (included as part of Exhibit 5.1)

          23.3        Consent of Greenberg Traurig (included as part of
                      Exhibit 8.1)

          24.1 Powers of Attorney (included on signature pages of original filing).

          27.1        Financial Data Schedule (4)

          99.1        Form of Authorization Form

          99.2        Form of Broker and Nominee Form

          99.3        Form of Request for Waiver Form

          99.4        Form of Letters to Stockholders

-----------------------

(1) Previously filed with the Company's Registration Statement on Form S-11 (Registration No. 333-3397) and incorporated herein by reference.
(2) Previously filed with the Company's quarterly report on Form 10-Q filed on August 12, 1998, and incorporated herein by reference
(3) Previously filed with the Company's quarterly report on Form 10-Q filed on November 16, 1998, and incorporated herein by reference.
(4) Previously filed with the Company's quarterly report on Form 10-Q filed on May 14, 1999, and incorporated herein by reference.